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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-86155, 333-86159, 333-45288 and 333-63036)
pertaining to the LJL BioSystems, Inc. 1994 Equity Incentive Plan, LJL BioSystems, Inc. 1997 Stock Plan, LJL BioSystems, Inc. 1998 Directors' Stock Option Plan, 1995 Stock Option Plan, 1995 Non-Employee Directors' Stock Option Plan, and 1995 Employee Stock Purchase Plan of Molecular Devices Corporation of our report dated January 15, 2002 (except for Note 11, as to which the date is March 1, 2002), with respect to the consolidated financial statements and schedule of Molecular Devices Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

                                        /s/ Ernst & Young LLP

Palo Alto, California
March 26, 2002